EXHIBIT 11-1


                       NAC RE CORP. AND SUBSIDIARIES
                 COMPUTATION OF PRIMARY EARNINGS PER SHARE
             (Dollars in thousands, except per share amounts)


Primary Earnings Per Share of Common Stock and Common Stock Equivalents
-----------------------------------------------------------------------



                                                                   Three months ended            Nine months ended
                                                                     September 30,                 September 30,
                                                              ---------------------------     ------------------------
                                                                  1995            1994           1995          1994
                                                              ------------   ------------     ----------    ----------
Net income applicable to Common Stock                              $17,599        $10,294        $43,568       $26,228
                                                                ==========     ==========     ==========    ==========

Average number of common shares outstanding                     17,591,170     17,588,889     17,554,752    17,641,293


Add:

  Assumed exercise of dilutive stock options (1)                   447,314        234,725        387,350       296,914
                                                                ----------     ----------     ----------     ---------

Common stock and common stock equivalents outstanding           18,038,484     17,823,614     17,942,102    17,938,207
                                                                ==========     ==========     ==========    ==========

Net income per share assuming dilution of common stock
equivalents                                                          $0.98          $0.58          $2.43         $1.46
                                                                ==========     ==========     ==========    ==========



(1) Computed utilizing the average market price of the Common Stock for the period.


NOTE: The Company's 5.25% convertible subordinated debentures due 2002 are not considered to be common stock equivalents in the calculation of primary earnings per share.







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